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                                                               EXHIBIT 99.8


[LNB INVESTMENT CORP LOGO]

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                               FINANCE AGREEMENT
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                                                                 FA-DGSI/LNB 101
                                                                page one of four


This Agreement, entered into the date last executed, by and between LNB Investment Corporation (hereinafter known as "Administrator") with offices at Woodland Falls Corporate Park, 200 Lake Drive East, Suite 206, Cherry Hill, New Jersey 08002 and Digital Solutions Inc. (hereinafter known as "Borrower") with offices at 4041-F Hadley Road, South Plainfield, New Jersey 07080.

                                   WITNESSETH

Whereas, the Borrower is legally entitled to pledge and/or use as collateral five million three hundred fifty thousand (5,350,000) shares of free-trading common Digital Solutions, Inc. stock. The approximate market value of the collateral shares is twelve million ($12,000,000.00) U.S. Dollars (hereinafter collectively the "Stock"), and

Whereas, the Borrower and the Administrator (hereinafter jointly known as "Parties") are interested in collateralizing the Stock for the purpose of obtaining financing, through third party banking sources, and

Whereas, the Parties are desirous in entering into this Agreement in connection with said third party financing,

Whereas, the Agreement shall be in force for a period of fifteen (15) months:

Now, therefore, in consideration of the mutual covenants and representations contained herein and intending to be legally bound the Parties hereto agree as follows:

                              Article I - Purpose
                              -------------------

1.1 The Borrower will simultaneously execute the stock powers and Powers of Attorney granting Bruce R. Goldman the ability to deposit the Stock along with the execution of this Agreement.

1.2 The Administrator shall use the Stock expressly as collateral for the funding. The Stock will be deposited with Coutts & Co., or a bank of equivalent stature (hereinafter known as the Broker"). The Stock shall remain on deposit with the Broker for the life of this Agreement. The Administrator shall acquire a margin loan utilizing its existing stock portfolio. The Broker shall bank wire the funds to the Administrator. At the end of fifteen (15) months the Administrator shall return the Stock free and clear of any liens and encumbrances, unless renewed.

1.3 Prior to the deposit of the Stock the Borrower shall submit certified copies of the Stock, intended to be deposited, to the Administrator, who will then forward the certified copies and any other required documentation to the Broker for their review. The Borrower will be given all necessary information to perform a verbal verification of the transaction with the Broker.

                                Article II- Loan
                                ----------------

2.1 The Borrower shall receive a total loan in the amount of three million ($3,000,000.00) U.S. Dollars over the term of this Agreement, in three
        (3) equal portions. For each one million ($1,000,000.00) USD the Borrower shall deposit one million seven hundred eighty three thousand three hundred thirty four (1,783,334) shares of collateral stock. The Borrower must wait a minimum thirty (30) days before requesting the next portion of the funding. The Borrower must make a written request fifteen
        (15) business days prior to the date at which funding is desired. The Borrower may only obtain funding during the first twelve (12) months of this Agreement. The Borrower prior to funding will execute a Promissory Note, for each portion of the total loan borrowed, to the Administrator. As part of the terms of the Promissory Note the Borrower agrees to the following terms:

        a)  The term shall be for a period of fifteen months - renewable.


                        Borrower /s/ GJE        Administrator /s/ BRG
                                -----------                  ------------
                                      10/24/95

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[LNB INVESTMENT CORP LOGO]

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                               FINANCE AGREEMENT
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                                                                FA DGSI/LNB 101
                                                               page two of four
Article II - 2.1 cont'd.

        b) If the Borrower elects to renew the loan there will be a renewal fee of two percent (2%) to be paid at the time of renewal.

        c) The initial interest rate will be a minimum 9.875% annum, adjusted every five (5) months, based on the Prime Index plus one percent (1%) as listed in the daily Wall Street Journal. The interest will be paid monthly in arrears.

        d) A thirty (30) day restriction on loan prepayment. The Borrower may prepay the loan at the end of the 30 day restriction with the following conditions:

                (i) All applicable terms and conditions are satisfied.
               (ii) The Borrower must notify the Administrator with its
                    intentions and details of remuneration within five (5) days prior to prepayment.

2.2 The Borrower shall be responsible for the principal repayment, of three million ($3,000,000.00) USD, and interest and fees (see
        Article II - 2.1.b, c,2.4), if the Borrower has exercised the entire funding capacity of this Agreement. The Borrower shall only be responsible for the actual principal amount borrowed, plus fees and interest respectively (see Article II - 2.1.b,c,2.4)

2.3 The funding will be held within five (5) business days of the receipt of Stock by the Broker.

2.4 The Borrower shall be responsible for all fees associated with the funding. The fees based on percentages will be deducted directly from the gross loan and distributed by the Administrator at the loan closing. The fees will be deducted respectively from each portion of the funding at the time of each funding. The fee schedule is as follows:

        Michael E. Heitz (hereinafter "Agent") - receives one percent (1%) of the gross loan
        Administrator - receives a fee of three percent (3%) of the gross loan
                      - at the end of 12 months one-half percent (1/2%) of the
                        outstanding balance
                      - 25,000 warrants at the initial funding, based on the
                        current bid price on the day of funding

2.5 The Borrower may request a renewal of the term thirty (30) days prior to maturity. The renewal shall cause the terms of this Agreement to remain in full force for an additional period of fifteen (15) months. The Borrower shall pay to the Administrator a two percent (2%) renewal fee.

                     Article III - Warranties & Guarantees

3.1 The Administrator will instruct the Broker, in the event the loan is not funded, the Broker will voluntarily return the securities to the Borrower and additionally instruct the Broker that the Stock can not be sold and/or traded, except in the event of a default on the loan and/or failure to maintain the margin (as prescribed in Article
        III - 2.3, 3.3). The Administrator will provide written acknowledgement from the Broker on the above instructions.

3.2 In the event of a default on the loan the Borrower will remunerate the entire balance of the loan, inclusive of interest and any costs incurred by the Administrator to cure the loan default.

        a) The loan will be considered in default by any number and/or combination, but not limited to the following:

                (i) principal and/or interest payments are not made in a
                    timely manner
               (ii) failure to fund a margin call

        b) In the event of default the Stock will be sold, the proceeds from the sale of the Stock shall be applied to the outstanding amount of the loan. A five percent (5%) penalty will be charged against the outstanding balance and deducted from any remaining proceeds after the loan has been satisfied. After the loan and penalties are satisfied any remaining proceeds and/or stock will be given to the Borrower within five business days of said satisfaction.

            Borrower   /s/ GJE    Administrator   /s/ BRG
                     ------------               ------------
                          10/24/95
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[LNB Investment Corp LOGO]

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                              FINANCE AGREEMENT
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                                                                 FA-DGSI/LNB,101
                                                              page three of four


3.3 In the event the market value of the Stock should drop twenty-five percent (25%), the margin is based on the market value of the Stock at the time of funding, per share the Borrower will be notified of a margin call. The Borrower will be required by the Broker to fund the margin by depositing enough shares of free-trading stock as to maintain the 25% margin maintenance level. Upon written notification the Borrower will have five (5) business days to cover the margin call. If the Borrower does not cover the margin in the time allotted the loan will be considered in default, and a demand for immediate remuneration of the full balance of the loan will be made.
3.4 The Administrator will not at any time sell or trade the Stock on deposit, except in the event of default.
3.5 The Stock will be returned to the Borrower within five (5) business days of the full balance of the loans repayment, inclusive of interest and fees. The Administrator shall return the Stock free and clear of all liens and encumberances.
3.6 The Borrower shall indemnify the Administrator against a bankruptcy filing. The Borrower agrees this entire Agreement is bankruptcy exempt.
3.7 In the event the Administrator changes the Broker venue, the Borrower will be notified in writing fifteen (15) days in advance.

                    Article IV -- Non-Circumvention -- Non-Disclosure
4.1 The Parties acknowledge in the course of the activities of this Agreement the Parties may receive from the other party hereto certain confidential business and technical information, without limitations. Each party further acknowledges the information to be furnished by the other party hereto is valuable property belonging to the disclosing party and the improper disclosure of such information would irrevocably damage the business and property of the circumvented party. All
        Parties hereto agree to abide by the rules of non-circumvention and non-disclosure during the period of this Finance Agreement and for five (5) years from the termination date hereof. This covenant and Agreement shall survive termination of this Agreement for any reason whatsoever. That in the event of circumvention by either party, directly or indirectly, the circumvented party shall be entitled to a legal monetary penalty equal to the maximum service it should realize from such transaction(s) plus all expenses, including legal, that would involve the recovery of these funds.

                              Article V -- Miscellaneous
5.1 Confidentiality is an expressed term of this Agreement and all dealings between the Parties to this Agreement. The Parties agree to keep confidential all aspects of this Agreement, except as required by law.
5.2 The Agreement together with all Attachments and Powers of Attorney constitutes the entire Agreement between the Parties and except as may be expressly set forth in this Agreement, any representations, warranties, agreements, covenants whether written or verbal, not contained herein are null and void.
5.3 A copy of this Agreement, or any other documents executed and/or signed by any of the Parties hereto and sent to another party hereto by facsimile transmission (fax) carries the full force and effect as if it were the hand delivered originals.
5.4 All questions arising thereunder and the rights of the Parties shall be construed in accordance with the laws of the United States of America.


                    Borrower  /s/ GJE       Administrator  /s/ BRG
                             ------------                 ------------
                               10/24/95




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[LNB Investment Corp LOGO]


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                               FINANCE AGREEMENT
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                                                                FA-DGSI/LNB.101
                                                               page four of four

5.5 In the event any provision of this Agreement is deemed unenforceable such determination shall not affect any of the other provisions herein. Any disputes between the Parties which remain unresolved, a resolution will be determined by the American Arbitration Association. This determination will be binding on all Parties.

5.6 This Agreement may not be terminated or changed orally, but only by an instrument in writing signed by the Parties. The Parties may terminate this Agreement if either party fails to perform in accordance with the terms set forth in this Agreement. The party desirous in terminating this Agreement must give notice in writing. Such notice shall state the default and require that said party must remedy the default within five
        (5) business days or this Agreement shall be terminated without prejudice.

5.7 Each Party acknowledges that they have had adequate time and opportunity to consult with legal and financial counsel of their choosing prior to the execution hereof, that they fully understand the facts, commitments, and requirements hereof, and that they, having been so advised and informed, have executed this Agreement freely and without reservation.

  In Witness Whereof, this Agreement has been executed by the Parties hereto the last date executed below.

DIGITAL SOLUTIONS INCORPORATED
-----------------------------------

by: /s/ Gearge J. Eklund
    -------------------------------
    Gearge J. Eklund, President  10/24/95

STATE OF New Jersey)
                   ) ss.:
COUNTY OF Middlesex)

On the 24th day of October, 1995, before me personally came Gearge J. Eklund, to be known, who, being by me duly sworn, did depose and say that the corporation described in and which executed the foregoing instrument; and the s(he) signed his/her name thereto by order of the board of directors of said corporation.

/s/ Marilyn Florez Mosel
-----------------------------------
Notary Public of New Jersey
My commission expires Aug. 3, 1999

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LNB INVESTMENT CORPORATION
-----------------------------------

by: /s/ Bruce R. Goldman
    -------------------------------
    Bruce R. Goldman, President


The foregoing document was executed before me this 26th day of October 1995.

                                                  PHYLLIS M. NUGENT
/s/ Phyllis M. Nugent                             GLOUCESTER COUNTY
------------------------     ---------------------------------------------------
Notary Public                Print Name             NOTARY PUBLIC
                             My Commission Expires:    12-4-97

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[LNB Investment Corp Logo]

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                               RENEWAL AGREEMENT
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                                                                RA-DGSI/LNB, 101
                                                                 page one of one


I/We____________________ do hereby formally request LNB Investment Corp. to renew Finance Agreement documents (FA/PA-DGSI/LNB 101), account number __________, which was originated on _______________, in the amount of $_________.

I/We do hereby agree to the renewal fee of ___% of the gross loan amount.

I/We do hereby agree to accept the terms and conditions of the original loan documents as one in the same for this renewal.

The interest rate will be based on the Prime Index at the time of renewal, plus one percent, and adjusted semi annually.

IN WITNESS WHEREOF, this agreement has been executed on the dates set forth next to the signatures below.



By: ________________________________
    George J. Eklund, President


STATE OF              )
                      )  ss.:
COUNTY OF             )

On the _____th day of _____________, 19 ____, before me personally came, ____________________ to me known, who, being by me duly sworn, did depose and say that the corporation described in and which executed the foregoing instrument; and the s(he) signed his/her name thereto by order of the board of directors of said corporation.



_____________________________________    ____________________________________
Notary Public                            Print Name
                                         My Commission Expires:

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[LNB Investment Corp]

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                              POWERS OF ATTORNEY
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                                                                PA-DGSI/LNB,101
                                                                page one of one


I, the undersigned, George J. Eklund, on behalf of Digital Solutions, Inc. with full legal responsibility, confirms and declares that LNB Investment Corp. represented by Mr. Bruce R. Goldman is fully authorized by me and on my behalf to negotiate the necessary arrangements for the opening and managing of a stock account with Coutts & Co., or another bank of equivalent stature, for the deposit of 5,350,000 shares of free-trading stock. This Powers of Attorney allows Mr. Bruce R. Goldman to manage the stock account. This Powers of Attorney is specifically for the handling and compliance of the Finance Agreement, between LNB Investment Corp. and Digital Solutions, Inc. concerning the deposit of Digital Solutions, Inc. stock shares, excluding any other events affair or transactions and goods which belong to or refer to George J. Eklund and Digital Solutions, Inc.

This Power of Attorney does not allow the attached listed assets to be sold and/or be traded.

This document is an operable instrument and will remain in force and effect for one (1) year and one (1) month from the issuing date.


By: /s/George J. Eklund
    ------------------------------------
    George J. Eklund, President

The foregoing instrument was acknowledged before me this 24th day of October, 1995.


/s/ Marilyn Florez Mosel
----------------------------------------
Notary Public                                     MARILYN FLOREZ MOSEL
                                               NOTARY PUBLIC OF NEW JERSEY
                                            MY COMMISSION EXPIRES AUG. 3, 1999
Marilyn Florez Mosel
----------------------------------------
Notary Name
My Commission Expires: 8/3/99